Exhibit 10.2

AMENDMENT TO THE

ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN

On March 24, 2014, the Company’s Board of Directors approved, and recommended for approval by stockholders, a 4,000,000 share increase in the number of shares authorized under the Company’s Stock Award Plan (the “Award Plan”). In order to reflect this increase in authorized shares, Section 4.2.2 of the Award Plan was amended and restated, subject to stockholder approval at the Company’s Annual Meeting of Stockholders on May 22, 2014 (the “2014 Annual Meeting”), to read as follows:

“4.2.2 Number of Shares; Limits.

(a) The maximum number of Shares for which Awards may be granted under the Plan on or after May 22, 2014, is 4,898,401 Shares, plus any Shares that become available as the result of the cancellation or expiration of any Award, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan. Any Shares granted on or after May 22, 2014 in connection with Options and Stock Appreciation Rights shall be counted against this limit on the basis of one Share for each Share subject to such Option or Stock Appreciation Right. Any Shares granted on or after May 22, 2014 in connection with Restricted Awards, Performance Awards or Other Stock-Based Awards shall be counted against this limit on the basis of one and a half Shares for every one Share granted in connection with such Awards.

(b) The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after May 22, 2014 pursuant to Incentive Stock Options, is 4,898,401 Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan.

The foregoing amendment to the Stock Award Plan was approved by stockholders at the 2014 Annual Meeting.